EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 7, 2012—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2012, of $16.0 million, or 69 cents per share, compared to $17.8 million, or 77 cents per share, for the same period in the prior year.

During the first quarter of 2012, the company experienced lower gas retail sales volumes of 21.2% compared to the same period in the prior year due to milder winter weather. March 2012 was one of the warmest on record in the Madison area, with an average temperature of 50.4 degrees compared to the normal average temperature of 34.4 degrees. In March 2011 the average temperature was 32.8 degrees.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 144,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2012	2011
Operating revenue	$149,259	$164,605
Operating income	$28,444	$30,898
Net income	$16,048	$17,783
Earnings per share (basic and diluted)	$0.69	$0.77
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com